UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
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CARBON NATURAL GAS COMPANY
(Name of Registrant As Specified In Its Charter)
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CARBON NATURAL GAS COMPANY

1700 Broadway

Suite 1170

Denver, Colorado 80290

(720) 407-7043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On December 8, 2011

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Carbon Natural Gas Company (“Carbon” or the “Company”) on December 8, 2011, at 11:00 am, E.S.T., at the offices of Yorktown Energy Partners, L.L.C., 410 Park Avenue, 19th Floor, New York, New York (the “Annual Meeting”).  At the Annual Meeting the Company will submit the following five proposals to its stockholders for approval:

1.	To elect five directors for the ensuing year.

2.	To conduct an advisory vote on executive compensation.

3.	To conduct an advisory vote on the frequency of advisory votes on executive compensation.

4.	To ratify and approve the appointment of Ehrhardt Keefe Steiner & Hottman PC as Carbon’s independent registered accounting firm for the year ending December 31, 2011.

5.	To ratify Carbon’s 2011 Stock Incentive Plan.

The stockholders may also be asked to transact such other business as may properly come before the meeting and at any adjournment thereof.

The discussion of the proposals set forth above is intended only as a summary and is qualified in its entirety by the information contained in the accompanying Information Statement.  Only holders of record of our common stock on October 18, 2011 (the “Record Date”) will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  The Board of Directors (the “Board”) is not soliciting your proxy or consent in connection with the matters discussed above.  Stockholders who wish to vote on the proposals must attend the Annual Meeting and vote in person at the meeting or otherwise designate a proxy to attend the Annual Meeting and vote on their behalf.

Pursuant to Rule 14a-16(a) (and as required by Rule 14c-2) of the regulations of the Securities and Exchange Commission and since the Company is making information available through the Internet rather than utilizing the full-set delivery option, this Information Statement must be sent to stockholders at least 40 calendar days prior to the earliest date on which the matters discussed above may take effect.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Patrick R. McDonald
Chief Executive Officer, President and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 8, 2011

The Company’s Information Statement, Annual Report, and the other meeting materials are available on the Internet at: http://www.shareholdermaterial.com/crbo.

CARBON NATURAL GAS COMPANY

1700 Broadway, Suite 1170

Denver, Colorado  80290

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 8, 2011

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

October 27, 2011

We are furnishing this Information Statement to stockholders of CARBON NATURAL GAS COMPANY (“We” or “Carbon” or the “Company”) in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof.  We will hold the Annual Meeting on December 8, 2011, at 11:00 am (E.S.T.), at the offices of Yorktown Energy Partners, L.L.C., 410 Park Avenue, 19th Floor, New York, New York.

The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Information Statement (including the Notice of Annual Meeting of Stockholders), the information concerning the Company for the fiscal year ended December 31, 2010 (“Annual Report”), (which, as a result of the merger described elsewhere in this Information Statement, concerns Nytis Exploration (USA) Inc. (“Nytis USA”), the accounting acquirer in such merger) including financial statements, and the Company’s 2011 Stock Incentive Plan (collectively the “Meeting Materials”) are first being made available to stockholders beginning on or about October 28, 2011.  A notice of the Internet Availability of the Meeting Materials (“Notice”) will be mailed to certain stockholders on or about October 28, 2011.  If you received a Notice by mail, you will not receive a printed copy of the Meeting Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Meeting Materials.

Voting Securities and Vote Required.

Holders of record of our common stock at the close of business on October 18, 2011 (the “Record Date”) will be entitled to vote on all matters.  On the Record Date, we had 114,185,405 shares of common stock issued and outstanding, which represented our only class of voting securities outstanding.  The holders of shares of our common stock are each entitled to one vote per share.  Cumulative voting is not allowed in the election of directors or any of the proposals being submitted to the stockholders at the meeting.

For the transaction of business at the Annual Meeting a quorum must be present.  A quorum consists of a majority of the shares entitled to vote at the meeting.  In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Annual Meeting, the meeting may be adjourned to a future time and date.

Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. and Yorktown Energy Partners IX, L.P. (collectively, the “Yorktown Entities”), owners of approximately 51% of the voting shares of Carbon’s capital stock have advised Carbon that they intend to vote FOR the proposals presented to the meeting and will vote FOR a triennial “say on pay” vote; consequently, the proposals will be adopted and a triennial say-on-pay will be adopted regardless of the votes cast by any other person.  The shares held by the Yorktown Entities also constitute a quorum for the conduct of the meeting.

As to the election of directors under Proposal No. 1, at the Annual Meeting stockholders will be entitled to vote for the election of each of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed.  Directors will be elected by a plurality of votes cast at the meeting.

With respect to Proposal No. 2 (the non-binding vote on executive compensation), Proposal No. 4 (ratification of the appointment of our independent registered accounting firm) and Proposal No. 5 (ratification of our 2011 Stock Incentive Plan), each will be approved if a majority of the votes cast at the Annual Meeting on each such proposal vote in favor of such proposal.

With respect to Proposal No. 3 (the frequency of the advisory vote on executive compensation), the frequency receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

Proposals No. 2 and No. 3 are advisory in nature and are non-binding on the Company.  However, our Board values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on executive compensation and the frequency with which we will hold an advisory vote on executive compensation.

No Dissenters Rights

The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement or otherwise requested that any proposals be submitted to the stockholders at the Annual Meeting.

Meeting Materials

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of this Information Statement and the Meeting Materials to each stockholder of record, the Company will furnish Meeting Materials to our stockholders on the Internet.  If you received a Notice by mail, you will not receive a printed copy of the Meeting Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Meeting Materials. If you would like to receive a printed copy of the Meeting Materials and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

As noted above, the Company is not soliciting proxies for the Annual Meeting of Stockholders.  Stockholders who wish to vote must either attend the meeting or on their own accord designate a proxy to attend the Annual Meeting and vote on their behalf.  If you are a stockholder of record, you may vote in person at the Annual Meeting and ballots will be distributed at the meeting.

Forward-Looking Statements

This Information Statement and the Meeting Materials may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Information Statement, our potential business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this Information Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

The following responses to certain questions does not purport to be a complete statement of the information in this Information Statement, and are qualified by the more complete information set forth hereinafter.

1.             When and where will the Annual Meeting be held?

As described in the notice, we will hold the Annual Meeting at the offices of Yorktown Energy Partners, L.L.C., 410 Park Avenue, 19th Floor, New York, New York.  The Annual Meeting is scheduled for December 8, 2011 at 11:00 am, E.S.T.  If you expect to attend the Annual Meeting in person, please call Carbon at (720) 407-7043 to ensure that sufficient accommodations are prepared.

2.             Why is the Annual Meeting being held?

The Annual Meeting is being held so that the Company’s stockholders can consider five proposals for their approval, each of which are more completely described elsewhere in this Information Statement (collectively, the “Proposals”):

Proposal No. 1 asks our stockholders to elect five directors to serve until re-elected at an annual meeting of stockholders, and until their successors have been elected and qualified.

Proposal No. 2 asks our stockholders to approve, through a non-binding advisory vote, the compensation of the Company’s executive officers.

Proposal No. 3 asks our stockholders to approve, through a non-binding advisory vote, that the Company intends to submit the compensation of its executive officers to a stockholder vote once every three years.

Proposal No. 4 asks our stockholders to ratify and approve the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered accounting firm for the year ending December 31, 2011.

Proposal No. 5 asks our stockholders to ratify and approve our 2011 Stock Incentive Plan.

In each case, stockholders holding more than a majority of the votes that may be cast at the Annual Meeting have advised us that they intend to vote for Proposals 1, 2, 3, 4, and 5 and, therefore, each of the proposals will be approved regardless of the vote of any other stockholders.

3.             Why are you not soliciting proxies on these matters?

We are not soliciting proxies on the proposals being submitted for stockholder approval because we anticipate that the Yorktown Entities, holders of approximately 51% of the Company’s voting power, will be present at the meeting and will vote FOR each of the proposals.  However, because of the changes that the Company has undergone in connection with the merger transaction with Nytis USA earlier this year and because the Company has not held an in-person meeting of stockholders since the consummation of the merger, the Company wanted to give stockholders an opportunity to attend a meeting to have an opportunity to vote on matters affecting the Company as a whole, to learn more about the Company, and to have an opportunity to ask questions of the Company’s officers and directors.

4.             Who is entitled to vote on these matters?

Stockholders of record who own shares of our common stock at the close of business on the Record Date are eligible to vote.  Stockholders must be present in person at the Annual Meeting to vote their shares and the Company must be able to verify that each such person is entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

5.             Why is the Company seeking a non-binding advisory vote from its stockholders on its executive compensation and the frequency at which the Company expects to seek stockholder approval of its executive compensation?

In January 2011, the SEC implemented the requirements of Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, by adopting new rules which require certain companies to include in their proxy materials for stockholder meetings held after January 21, 2011 an advisory “Say On Pay” proposal as well as an advisory proposal regarding the frequency at which future Say on Pay proposals will be submitted to stockholders.  A Say on Pay proposal permits stockholders to vote on the compensation of a given company’s executive officers.  The Company is not required to comply with these new rules until 2013.  However, the Company values the opinions of its stockholders and understands that stockholders are often particularly interested in the compensation of a company’s executive officers and therefore believes it is good corporate governance to seek the opinion of its stockholders on its executive compensation.  Therefore, the Company has voluntarily elected to submit Proposal No. 3 and Proposal No. 4 to its stockholders for approval at the Annual Meeting.

6.             Why is the Company seeking stockholder approval for the appointment of Ehrhardt Keefe Steiner & Hottman PC for its 2011 fiscal year?

The Company is not required to seek stockholder approval of the independent accounting firm selected by the Board and retained by the Company.  The Company believes Ehrhardt Keefe Steiner & Hottman PC

(“EKSH”) is well qualified to serve as the Company’s independent registered accounting firm.  Also, the Company believes it is good corporate governance to permit the Company’s stockholders to also consider and be given the chance to express their approval or disapproval of the appointment of EKSH.  As such, the Company has elected to seek stockholder approval of the Board’s selection of EKSH as auditor for the fiscal year ending on December 31, 2011.

7.             Why is the Company seeking stockholder ratification of its 2011 Stock Incentive Plan?

The 2011 Stock Incentive Plan (the “Plan”) was formally adopted by our Board on July 19, 2011, subject to its ratification by the Company’s stockholders at the next annual meeting of stockholders thereafter.  Further, the approval of the Plan by the stockholders is necessary for certain awards under the Plan to receive favorable tax treatment pursuant to the Internal Revenue Code of 1986, as amended.

RECORD DATE AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

As of the Record Date, we had 114,185,405 shares of common stock issued and outstanding, which represented our only class of voting securities outstanding.  The holders of shares of our common stock are each entitled to one vote per share.  The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by any persons who beneficially own 5% or greater of the Company’s outstanding capital stock and each person who served as a director and/or an executive officer of the Company on that date, and the number of shares beneficially owned by all of the Company’s directors and executive officers as a group.  The business address for each of the Company’s officers and directors is 1700 Broadway, Suite 1170, Denver, Colorado  80290.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class(2)

5% Stockholders

Yorktown Energy Partners V, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	17,938,309	15.7%

Yorktown Energy Partners VI, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	17,938,309	15.7%

Yorktown Energy Partners IX, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	22,222,222	19.5%

Paul J. Isaac (3) 75 Prospect Avenue Larchmont, NY 10538	13,066,667	11.4%

Austin Marxe and David M. Greenhouse (4) 527 Madison Avenue, Suite 2600 New York, NY 10022	10,888,889	9.5%

RBCP Energy Fund Investments, LP c/o Cadent Energy Partners, LLC 4 High Ridge Park, Suite 303 Stamford, CT 06905	8,153,777	7.1%

Wynnefield Capital (5) 450 Seventh Avenue Suite 509 New York, NY 10123	6,444,445	5.6%

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(2)	Options and Warrants Exercisable Within 60 Days	Total	Percent of Total

Executive Officers and Directors

Bryan H. Lawrence, Director (6)	58,098,840	50.9%	—	58,098,840	50.9%

Peter A. Leidel, Director (7)	58,098,840	50.9%	—	58,098,840	50.9%

Paul G. McDermott, Director (8)	8,153,777	7.1%	32,616	8,186,393	7.2%

David H. Kennedy, Director	163,076	*	73,384	236,460	*

Patrick R. McDonald, Director, President and Chief Executive Officer (9)	1,991,153	1.7%	2,446,133	4,437,286	3.8%

Kevin D. Struzeski, Chief Financial Officer, Treasurer and Secretary	407,689	*	163,076	570,765	*

Mark D. Pierce, Senior Vice President of Nytis Exploration Company LLC	40,769	*	—	40,769	*

All directors and executive officers as a group (seven persons) (10)	68,855,304	60.3%	2,715,209	71,570,513.	61.2%

* less than 1%

(1)  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)  Percentages are rounded to the nearest one-tenth of one percent.  The percentage is based on 114,185,405 shares of common stock outstanding as of September 30, 2011.

(3)  Includes (i) 8,888,889 common stock shares owned by Arbiter Partners QP, L.P., (ii) 2,222,222 common stock shares owned by Isaac Brothers, LLC and (iii) 1,955,556 common stock shares owned by 75 Prospect Partners, LLC, over which Mr. Isaac has voting and investment power.

(4)  Consists of (i) 7,555,556 common stock shares owned by Special Situations Fund III QP, L.P. (“SSFQP”), (ii) 2,222,222 common stock shares owned by Special Situations Cayman Fund, L.P. (“SSF Cayman”) and (iii) 1,111,111 common stock shares owned by Special Situations Private Equity Fund, L.P. (“SSFPE”).  MGP Advisers Limited Partnership (“MGP”) is the general partner of SSFQP.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSFPE.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(5)  Includes (i) 2,887,111 common stock shares owned by Wynnefield Partners Small Cap Value, LP I, (ii) 1,997,778 common stock shares owned by Wynnefield Partners Small Cap Value, LP and (iii) 1,559,556 common stock shares owned by Wynnefield Small Cap Value Offshore Fund, Ltd., over which Wynnefield Capital has voting and investment power.

(6)  Includes (i) 17,938,309 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 17,938,309 common stock shares owned by Yorktown Energy Partners VI, L.P. and (iii) 22,222,222 common stock shares owned by Yorktown Energy Partners IX, L.P. over which Mr. Lawrence and Mr. Leidel have voting and investment power.

(7)  Includes (i) 17,938,309 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 17,938,309 common stock shares owned by Yorktown Energy Partners VI, L.P. and (iii) 22,222,222 common stock shares owned by Yorktown Energy Partners IX, L.P. over which Mr. Lawrence and Mr. Leidel have voting and investment power.

(8)  Includes 8,153,777 shares owned by RBCP Energy Fund Investments, LP, over which Mr. McDermott has voting and investment power.

(9)  Includes (i) 482,704 shares owned by McDonald Energy, LLC over which Mr. McDonald has voting and investment power, and (ii) stock purchase warrants held by McDonald Energy, LLC exercisable for 2,446,133 shares of common stock.

(10)  The shares over which both Mr. Lawrence and Mr. Leidel have voting and investment power are the same shares and the percentage of total shares has not been aggregated for purposes of these calculations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The following persons have been nominated by the Board for election to the Company’s Board of Directors:(1)

David H. Kennedy

Bryan H. Lawrence

Peter A. Leidel

Paul G. McDermott

Patrick R. McDonald

Each of Messrs. Kennedy, Lawrence, Leidel, McDermott and McDonald are current members of the Board of Directors.

The Company’s Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board of Directors to satisfy its oversight obligations effectively.

The Company believes that each of the persons nominated for reelection to the Board have the experience, qualifications, attributes and skills when taken as a whole will enable the Board of Directors to satisfy its oversight responsibilities effectively.  With regard to the nominees the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

David H. Kennedy.  Our Board believes that Mr. Kennedy should serve as a director because of his prior experience in the natural gas and oil industry generally and with our business specifically.  His prior experience with our business and his financial expertise will be important as our board of directors exercises its oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

Bryan H. Lawrence.  Our Board believes that Mr. Lawrence should serve as a director because of his experience on the board of directors of other public companies, which our board of directors believes will be beneficial to us as we move forward as a public company, as well as Mr. Lawrence’s relevant business experience in the energy industry and his extensive financial expertise, which he has acquired through his years of experience in the investment banking industry.

Peter A. Leidel.  Our Board believes that Mr. Leidel should serve as a director because of his significant knowledge of our industry, his prior experience with our business and his financial expertise, which will be important in the board’s oversight of the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

(1)  Since holders of approximately 51% of our voting stock have advised us that they intend to vote for the nominated directors, the nominated directors will be reelected regardless of the votes of any other stockholder.

Paul G.  McDermott.  Our Board believes that Mr. McDermott should serve as a director because of his extensive experience in the oil and gas industry and his prior service on numerous other boards of directors and his financial acumen.

Patrick R. McDonald.  Our Board believes that Mr. McDonald, as our Chief Executive Officer and President and as a co-founder of Nytis USA, should serve as a director because of his unique understanding of the opportunities and challenges that we face and his in-depth knowledge about the natural gas and oil business, and our long-term growth strategies.

Identification of Directors and Executive Officers

On February 14, 2011, St. Lawrence Seaway Corporation (now known as Carbon Natural Gas Company), closed the January 31, 2011 Agreement and Plan of Merger (the “Merger Agreement”), between (i) the registrant and its subsidiary St. Lawrence Merger Sub, Inc. (“Merger Co.”), a Delaware corporation, and (ii) Nytis USA.  As a result, Merger Co. was merged with and into Nytis USA, and Nytis USA was a surviving subsidiary of the Company.  This transaction is referred to as the “Merger.”  The Merger was an all stock-for-stock transaction.

As of October 18, 2011, the Record Date, the names, titles, and ages of the members of the Company’s Board of Directors and its executive officers are as set forth in the below table.

Name	Age	Position

Patrick R. McDonald	54	Chairman of the Board, Director, President and Chief Executive Officer

Kevin D. Struzeski	52	Chief Financial Officer, Treasurer and Secretary

Bryan H. Lawrence	69	Director

Peter A. Leidel	55	Director

David H. Kennedy	62	Director

Paul G. McDermott	57	Director

Mark D. Pierce	58	Senior Vice President of Nytis LLC, a subsidiary of Nytis (USA)

Patrick R. McDonald.  Mr. McDonald was appointed as the Company’s Chief Executive Officer, President and as a Director and Chairman of the Board of Directors on February 14, 2011 and has been Chief Executive Officer, President and Director of Nytis USA since 2004.  From 1998 to 2003, Mr. McDonald was Chief Executive Officer, President and Director of Carbon Energy Corporation, a publicly traded, AMEX listed oil and gas exploration and production company which merged with Evergreen Resources, Inc. in 2003.  From 1987 to 1997, Mr. McDonald was Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing and marketing company which merged with Kinder Morgan, Inc. in December 1997.  Mr. McDonald was previously an exploration geologist with Texaco International Exploration Company where he was responsible for oil and gas exploration efforts in the Middle East and Far East.  Mr. McDonald serves as a member of the board of directors of Forest Oil Corporation (NYSE:FST) and certain non—public companies involved primarily in the energy industry.  Mr. McDonald is a member of the board of trustees of the Buffalo Bill Historical Center located in Cody, Wyoming and of the Trudeau Institute in Saranac Lake, New York.  Mr. McDonald is a Certified Petroleum Geologist and is a member of the American Association of Petroleum Geologists and the Canadian Society of Petroleum Geologists.

Kevin D. Struzeski.  Mr. Struzeski was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary on February 14, 2011 and has been the Chief Financial Officer, Treasurer and Secretary of Nytis USA since 2005.  From 2003 to 2004, Mr. Struzeski was the Director of Treasury of Evergreen Resources, Inc., and from 1998 to 2003, he was the Chief Financial Officer, Secretary and Treasurer of Carbon Energy Corporation.  Mr. Struzeski was also Chief Financial Officer, Secretary and Treasurer of Carbon Energy Canada Corporation.  Mr. Struzeski served as Accounting Manager for Media One Group from 1997 to 1998 and prior to that was employed as Controller for Interenergy Corporation from 1995 to 1997.  Mr. Struzeski is a Certified Public Accountant.

Bryan H. Lawrence.  Mr. Lawrence has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  Mr. Lawrence is a founder and member of Yorktown Partners LLC which was established in September 1990.  Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry.  Mr. Lawrence had been employed at Dillon, Read & Co. Inc. (“Dillon Read”) since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997.  Mr. Lawrence also serves as a Director of Crosstex Energy, Inc. (NASDAQ-XTEX), Hallador Petroleum Company (OTC-HPCO.OB), Star Gas Partners, L.P. (NYSE:SGU), Approach Resources, Inc. (NASDAQ: AREX) Winstar Resources Ltd. (TSE-WIX), Compass Petroleum Ltd. (CDNX:CPO.V) and certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.  Mr. Lawrence served as a director of Carbon Energy Corporation and Interenergy Corporation.

Peter A. Leidel.  Mr. Leidel has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  Mr. Leidel is a founder and member of Yorktown Partners LLC which was established in September 1990.  Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry.  Previously, he was a partner of Dillon Read.  He was previously employed in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office.  Mr. Leidel is a director of certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.  Mr. Leidel served as a director of Carbon Energy Corporation and Interenergy Corporation.

David H. Kennedy.  Mr. Kennedy has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  From March 1981 through December 1998, Mr. Kennedy was a managing director of First Reserve Corporation.  Since January 1999, Mr. Kennedy has acted as a consultant to and investor in the energy industry.  He serves as Executive Advisor to Cadent Energy Partners and is a director of Logan International Inc.  Mr. Kennedy served as a director of Carbon Energy Corporation prior to its merger with Evergreen Resources, Inc.

Paul G.  McDermott.  Mr. McDermott has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  Since 2003, Mr. McDermott has been a managing partner of Cadent Energy Partners, LLC, a private equity firm specializing in the energy industry.  He has been involved in the energy business since 1979, primarily as an investor of private equity capital on behalf of institutional investors.  His experience extends through many sectors of the industry including oil and gas exploration and production, oil field services, natural gas transmission, petroleum products distribution and electric power generation and related service companies.  He is currently a director of Argos Utility Services, Probe Holdings, Torqued Up Energy Services, NuCore Energy and Logan International Inc.

Mark D. Pierce.  Mr. Pierce has been the general manager and Senior Vice President for Nytis Exploration Company LLC (“Nytis LLC”), a subsidiary of Nytis USA, since 2009.  From 2005 until 2009, he was Operations Manager for Nytis LLC.  Mr. Pierce has 30 years of oil and gas experience.  He began his career at Texaco, Inc. and worked for 20 years with Ashland Exploration, Inc. (“Ashland”).  At Ashland, he spent 12 years in the production/reservoir engineering area and then moved into the executive level with oversight at various times of marketing, finance, business development, external affairs, operations and land.  His experience includes both domestic and international work.  He is a registered Petroleum Engineer in Kentucky, West Virginia and Ohio.

Change Of Control Transactions

On February 14, 2011, the Company closed the Merger.  The Merger was an all stock-for-stock transaction.

As a result of the Merger, the Company then had 47,518,739 shares of common stock outstanding.  Because approximately 99% of the then outstanding common shares represented the shares issued by the Company at the closing of the Merger, the Merger resulted in a change of control of the Company.  Pursuant to the terms of the transaction on February 14, 2011, the persons serving as the Company’s executive officers resigned from the executive offices they held with the Company, and the Company appointed new persons to serve as its executive officers.  Further, on February 14, 2011 the entire composition of the Board changed as a result of the Merger.

Transactions with Related Persons

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since January 1, 2010.

Employment Agreements

See the Executive Compensation section of this Information Statement for a discussion of the employment agreements between the Company and Messrs. McDonald, Struzeski and between Nytis LLC and Mr. Pierce.

Private Placement of Securities

On June 29, 2011, the Company entered into a common stock purchase agreement with various institutional investors and other accredited investors for the private placement of 44,444,444 shares of the Company’s common stock at a price of $0.45 per share, and a preferred stock purchase agreement with Yorktown Energy Partners IX, L.P. (“Yorktown IX”), an institutional investor and affiliate of (i) Yorktown Energy Partners V, L.P. and (ii) Yorktown Energy Partners VI, L.P., as well as of (iii) two of our Directors, Bryan Lawrence and Peter Leidel, for the private placement of 100 shares of the Company’s Series A Convertible Preferred Stock at a price of $100,000 per share (aggregate purchase price by Yorktown IX was $10,000,000).

The shares of Series A Convertible Preferred Stock issued in the Private Placement automatically converted into 22,222,222 shares of common stock on July 18, 2011, the effective date of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of common stock shares the Company is authorized to issue.  Upon such conversion, Carbon had issued a total of 66,666,666 shares of common stock at $0.45 per share, for $30 million in gross proceeds as part of the Private Placement.

As a result of Yorktown IX’s purchase of such shares of Series A Convertible Preferred Stock, the Yorktown Entities collectively control a majority of our voting capital stock.

The purchase price of the shares of common stock issued in the private placement of securities described above, and thus by extension, the price at which the Series A Convertible Preferred Stock converted into shares of our common stock, was determined by a special pricing committee of our Board made up of Mr. Kennedy and Mr. McDonald (the “Pricing Committee”).  No member of the Pricing Committee purchased any shares of common stock or Series A Convertible Preferred Stock in connection with the private placement.

Director Independence

After the Annual Meeting, it is expected that the Company’s Board will consist of Messrs. Kennedy, Lawrence, Leidel, McDermott, and McDonald.  The Company utilizes the definition of “independent” as it is set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.  Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships).  Based on the foregoing criteria, Messrs. Lawrence, Leidel and McDonald are not considered to be independent directors and Messrs. Kennedy and McDermott are considered to be independent.

Involvement in Certain Legal Proceedings

During the past ten years, none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the Commodity Futures Trading Commission (CFTC) to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity.  Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

In connection with the Merger described above, on February 14, 2011, all of our officers and directors were replaced by the officers and directors of Nytis USA, none of whom held any shares of our common stock prior to that date and none of whom were subject to Section 16(a) of the 1934 Act with respect to our common stock for the fiscal year ended December 31, 2010.  Section 16(a) of the 1934 Act requires Carbon’s directors and officers and any persons who own more than ten percent of Carbon’s equity securities, to file reports of ownership and changes in ownership with the SEC.  All directors, officers and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.  Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us by the persons who served as our officers and directors or who owned more than ten percent of our equity securities during the fiscal year completed December 31, 2010, and subsequently, we believe that during the Company’s 2010 fiscal year all filing requirements applicable to our then serving officers, directors and greater-than-ten-percent stockholders were complied with.

Code of Conduct

Our Board of Directors has adopted a Code of Conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer and controller.  Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board of Directors held five meetings during the fiscal year ended December 31, 2010, each of which predates the date of the Merger.  Each then-serving director attended all of the meetings either in person or by telephone. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

Board members are not required to attend the annual general meeting.  The Company last held an annual meeting of stockholders in July 2007 (a meeting conducted prior to the Merger and when the Company was known as St. Lawrence Seaway Corporation).

Stockholder Communications to the Board

Stockholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, 1700 Broadway, Suite 1170, Denver, Colorado 80290.  The Company’s Secretary will forward communications directly to the appropriate Board member.  If the correspondence is not addressed to a particular member, the communication will be forwarded to a Board member to bring to the attention of the Board.  The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

No Audit Committee

The Company does not currently have a separately designated audit committee.  Instead, the entire Board acts as the Company’s audit committee.  Consequently the Company does not currently have a designated audit committee financial expert.  Under the Nasdaq Listing Rules applicable to a determination of director independence for membership on the Company’s audit committee, if the Company had a separate audit committee, Messrs. Lawrence, Leidel and McDonald would not be considered independent.

No Nominating Committee; Procedures by which Security Holders May Recommend Nominees to the Board of Directors; Communications with Members of the Board of Directors

The Company does not have a separately designated nominating committee.  Unless and until the Company establishes a separate nominating committee, when a Board vacancy occurs, the remaining Board members (other than Mr. McDonald) will participate in deliberations concerning director nominees.  In the future, the Company may determine that it is appropriate to designate a separate nominating committee of the Board comprised solely of independent directors.  Under the Nasdaq Listing Rules applicable to a determination of director independence for membership on the Company’s nominating committee, if the Company had a separate nominating committee, Messrs. Lawrence, Leidel and McDonald would not be considered independent.

To date, the Board has not adopted a formal procedure by which stockholders may recommend nominees to the Board.  However, any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Carbon by the date mentioned in the most recent proxy statement or information statement under the heading “Stockholder Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that Notification must provide the following additional information to Carbon:

(i)         Name, address, telephone number and other methods by which Carbon can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

(ii)        If the stockholder owns shares of Carbon’s voting stock other than on the records of Carbon, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

(iii)       Information from the stockholder regarding any intentions that he or she may attempt to make a change of control or to influence the direction of Carbon, and other information regarding the stockholder and any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder to make a solicitation subject to SEC Rule 14a-12(c);

(iv)       Name, address, telephone number and other contact information of the proposed nominee; and

(v)        All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, shall be in a form reasonably acceptable to Carbon.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, Patrick McDonald serves as both the Company’s Chief Executive Officer and Chairman of the Board.  As Chief Executive Officer, Mr. McDonald provides strategic guidance on the Company’s operations. The Board believes Mr. McDonald’s experience, knowledge, and connections in the oil and gas industry are valuable in the oversight of both the Company’s operations as well as with respect to the overall oversight of the Company at the Board level.  The Board believes that this leadership structure is appropriate as Mr. McDonald is intimately knowledgeable with the Company’s current and planned operations and has a significant amount of experience in the oil and gas industry in general.

Board’s Role in Risk Oversight

The full Board has responsibility for general oversight of risks facing the Company.  The Board is informed by senior management on areas of risk facing the Company and periodically conducts discussions regarding risk assessment and risk management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information relating to compensation awarded to, earned by or paid to our Chairman, President and Chief Executive Officer and our Chief Financial Officer, Treasurer and Secretary by Nytis USA, and the highest paid employee of Nytis LLC, a subsidiary of Nytis USA, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2010, for all services rendered in all capacities during the years ended December 31, 2010 and 2009, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
Patrick R. McDonald Chairman, President and Chief Executive Officer (1)	2010 2009	205,774 194,563	90,450 66,000		— —	— —	— —	66,008 41,936	362,232 302,499

Kevin D. Struzeski Chief Financial Officer, Treasurer and Secretary (1)	2010 2009	116,631 111,198	52,700 30,500		— —	— —	— —	37,198 26,257	206,529 167,955

Mark D. Pierce Senior Vice President of Nytis LLC	2010 2009	169,804 151,931	99,360 15,000		— —	— —	— —	18,421 19,022	287,585 185,953

(1)          During the years set forth in the table, Mr. McDonald and Mr. Struzeski were employees of Nytis Exploration Company and provided service to Nytis USA pursuant to an agreement between Nytis Exploration Company and Nytis USA. Under this agreement, Nytis USA funded, by way of full reimbursement to Nytis Exploration Company, the cash compensation paid to Mr. McDonald and Mr. Struzeski for services provided to Nytis USA.  Accordingly, the amounts set forth in the “salary,” “bonus” and “all other compensation” columns in the table reflect only the amounts of such compensation allocated and paid to Mr. McDonald and Mr. Struzeski, by Nytis USA. For the years ended December 31, 2010 and 2009, Nytis USA’s portion of Mr. McDonald’s compensation was approximately 67% and 66% of his total compensation, respectively; Nytis USA’s portion of Mr. Struzeski’s compensation during such years was approximately 62% and 61% of his total compensation, respectively. These percentages reflect the amount of time these persons spent in service to Nytis USA. Although, during 2010 and 2009, Nytis Exploration Company and Nytis USA had substantially the same stockholders, and Messrs. McDonald and Struzeski were officers of both companies, these companies do not compete for business; as provided in their respective Certificates of Incorporation, Nytis Exploration Company may not operate in the United States, and Nytis USA operates exclusively in the United States.

Prior to the closing of the Merger, all of the persons providing services to Nytis USA were employees of Nytis Exploration Company.  Effective as of July 1, 2011, all of these persons, including Mr. McDonald and Mr. Struzeski, became employees of Carbon. However, the Company will allow these persons, including Mr. McDonald and Mr. Struzeski, to continue to provide services to Nytis Exploration Company; the Company will be paid a flat fee of $15,000 per month for the costs associated with such persons’ service to Nytis Exploration Company.

(2)          In 2009, (a) Mr. McDonald and Mr. Struzeski were each awarded 75 shares of Nytis USA restricted stock (which each exchanged for 122,307 shares of the Company’s common stock pursuant to the Merger Agreement) and (b) Mr. Pierce was awarded 25 shares of Nytis USA restricted stock (which he exchanged for 40,769 shares of the Company’s common stock pursuant to the Merger Agreement). The final measurement of compensation cost will be based on the number of shares that ultimately vest using the market price of the shares at the date of vesting. For the years ended December 31, 2010 and 2009, Nytis USA estimated that none of these shares of restricted stock would vest.

(3)          All Other Compensation in 2010 was comprised of (i) unused vacation, (ii) contributions made by Nytis USA to its 401(k) plan, (iii) premiums paid on life insurance policy on such employee’s life, and (iv) other taxable fringe benefits.

Grants of Plan-Based Awards in Fiscal 2010

There were no option or other equity grants in 2010.

Outstanding Equity Awards at December 31, 2010

The following table reflects the outstanding equity awards as of December 31, 2010.  Each of the following awards were made by Nytis USA prior to the Merger and were assumed as a result of the Merger; the number of shares and the option exercise price, have been adjusted in line with the exchange ratio of Nytis USA shares for Company shares in the Merger.

OPTION AWARDS

Award Recipient	Option for # of Shares	# Vested	Exercise Price per Share	Date Granted	Expiration

Kevin Struzeski (Officer)	163,076	163,076	$0.61	3/16/2006	1/1/2016

David H. Kennedy (Director)	40,769	40,769	$0.61	5/20/2005	5/20/2015
	32,615	32,615	$0.71	1/1/2008	1/1/2018

Harry A. Trueblood, Jr.	40,769	40,769	$0.61	5/20/2005	5/20/2015
(Former Director of Nytis USA)	32,615	32,615	$0.71	1/1/2008	1/1/2018

Paul G. McDermott (Director)	32,615	32,615	$0.71	1/1/2008	1/1/2018
	342,459	342,459

Option Exercises and Stock Vested in Fiscal 2010

There were no option exercises or stock vested in 2010.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2010.

Narrative Disclosure to Summary Compensation Table

To date, the entire Board has been charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers.  The Company has not retained an independent compensation consultant to assist the Company to review and analyze the structure and terms of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.               The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;

2.               The Company’s financial resources, results of operations, and financial projections;

3.               Performance compared to the financial, operational and strategic goals established for the Company;

4.               The nature, scope and level of the executive’s responsibilities;

5.               Competitive market compensation paid by other companies for similar positions, experience and performance levels; and

6.               The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward.  The entire Board of Directors remains responsible for significant changes to, or adoption of, new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive.  In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

•      Base salary;

•      Restricted stock awards;

•      Discretionary cash bonuses; and

•      Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

Stock Incentive Plan Benefits. Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans.  The Company believes that equity based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint.  At the present time, we have one equity incentive plan for our management and employees, the Plan.  The material terms, and administration of the Plan are further described below.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

Discretionary Annual Bonus. Discretionary cash bonuses are another prong of our compensation plan.  The Board of Directors believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual cash compensation as a cash bonus to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint.

We have no set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The employment agreements we have with certain of our executive officers provide that each is eligible to receive a discretionary cash bonus.  Such bonuses are to be considered and determined by the Board of Directors.

Other Compensation/Benefits. Another element of the overall compensation is through providing our executive officers are various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers.  Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

As of the Merger, the Company has employed Patrick R. McDonald as its Chairman, President and Chief Executive Officer, and Kevin D. Struzeski as its Chief Financial Officer, Treasurer and Secretary pursuant to oral employment agreements that are described below.  The Company and these officers are in the process of negotiating the final terms and conditions of written employment agreements.

The agreement with Patrick R. McDonald allows for the termination of Mr. McDonald’s employment upon 90 days written notice (the date of expiration of such notice to be the “Termination Date”).  In the event of the termination of Mr. McDonald’s employment, Mr. McDonald is to receive (a) on the Termination Date, a lump sum of money equal to 150% of Mr. McDonald’s “Compensation,” defined as the arithmetic average of Mr. McDonald’s annual base salary, bonus and other cash compensation for each of the three years prior to the Termination, and (b) for a period of 24 months from the Termination Date, his medical, dental, disability and life insurance coverage at the same levels of coverage as in effect immediately prior to the Termination Date.

In the event of a change-in-control of the Company supported by Mr. McDonald, he is to receive 200% of the Compensation (as defined above).  In the event of a change in control not supported by Mr. McDonald, he is entitled to receive 300% of the Compensation (as defined above).

The agreement with Kevin D. Struzeski allows for the termination of Mr. Struzeski’s employment upon 90 days written notice (the date of expiration of such notice to be the “Termination Date”).  In the event of the termination of Mr. Struzeski’s employment, Mr. Struzeski is to receive on the Termination Date : (a) a lump sum of money equal to 100% of Mr. Struzeski’s then base salary, less required statutory deductions; and (b) a lump sum equal to the cost to provide benefits for a period of 12 months from the Termination Date at the same levels of coverage as in effect immediately prior to the Termination Date. In the event of a change in control of the Company, Mr. Struzeski is entitled to receive a sum of money equal to: (a) 200% of his base salary, bonus and other cash compensation and incentive compensation; and (b) 100% of the annual cost to the Company of the benefits provided to Mr. Struzeski.

Mark D. Pierce is employed as the Senior Vice President of Nytis LLC pursuant to a written employment agreement dated May 9, 2005.  Pursuant to such employment agreement Mr. Pierce may be terminated by Nytis LLC upon 90 days written notice (the date of expiration of such notice, the “Termination Date”).  In the event of the termination of Mr. Pierce’s employment, Mr. Pierce is to receive on the Termination Date: (a) a lump sum of money equal to 100% of Mr. Pierce’s then base salary, less required statutory deductions; and (b) a lump sum equal to the cost to provide benefits for a period of 12 months from the Termination Date at the same levels of coverage as in effect immediately prior to the Termination Date.

Compensation of Directors

Directors who are not employees of the Company or of its affiliates are currently paid $2,500 per quarter. Directors who are employed by the Company or its affiliates are not compensated additionally for their directorships. The only non-employee director who receives compensation in accordance with this arrangement is David Kennedy.

Risk/Reward Issues

The Board of Directors does not believe that the current structure of the Company’s compensation policies promotes unnecessary or inappropriate short-term or long-term risks.  The cash compensation paid to the Company’s executive officers consists of fixed salaries and possible performance bonuses.  These performance bonuses (if any) will be granted in hindsight by the Board of Directors based on operational and financial performance.

In the future, the Board may base the vesting of stock options and perhaps cash bonuses on specific performance criteria that will be determined in advance based on the Company’s prior year performance as reflected in its financial statements included within its annual report on Form 10-K.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Starting in 2011, Section 14A of the Exchange Act, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, now require that at stockholder meetings at which directors are to be elected certain public companies submit to their stockholders what is commonly known as a “Say on Pay” proposal. A Say on Pay proposal gives stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the companies Named Executive Officers (“NEOs”) — being those executive officers whose total compensation is described in the Executive Compensation disclosure included in the company’s annual report as well as in the materials prepared and distributed in connection with stockholder meetings.  Because the Company’s public float is currently less than $75 million it is not required to comply with this obligation until it holds a stockholders meeting after January 21, 2013.  However, the Company values the opinion of its stockholders and also as a matter of good corporate governance, at the Annual Meeting the Company is seeking an advisory vote from its stockholders on the compensation of its NEOs.

This Say On Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and our compensation philosophy, policies and practices, as disclosed in this Information Statement.

The Company recognizes that a framework that accounts for the Company’s financial resources and its business objectives is essential to an effective executive compensation program. The Company’s compensation framework and philosophy are established and overseen primarily by the Board of Directors.  Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value.  To that end we strive to ensure that the compensation of our executives is in-line with those of similarly situated oil and gas companies.  The Board of Directors attempts to balance the compensation of our NEOs between near term compensation (being the payment of competitive salaries and cash bonuses) with providing compensation intended to reward executives for the Company’s long term success (being equity based compensation).  Moreover, the equity based compensation element is intended to further align the longer term interests of our executive officers with that of our stockholders.  To further implement our objectives in attracting and retaining qualified executive officers our NEOs are also eligible to receive an annual bonus and receive various employment benefits.

Additionally, as part of our philosophy of aiming to attract and retain qualified executive level personnel the Company has entered into an oral employment agreement with its Chief Executive Officer and its Chief Financial Officer that are intended to provide each executive with a reasonable level of security with respect to his on-going employment.

We believe our executive compensation program implements our primary objectives of attracting and retaining qualified executive level personnel, providing the executives with reasonable contractual terms that offer some level of security, and motivating executive level personnel with a balance between short-term incentives with longer term incentives aimed to help further align the interests of our executive officers with our stockholders.

At the Annual Meeting we will ask our stockholders to indicate their support for our NEO compensation as described in this Information Statement by voting “FOR” the following resolution:

RESOLVED, that the stockholders of Carbon approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2011 annual meeting Information Statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company.  However, our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.  Since holders of approximately 51% of our voting stock have advised us that they intend to vote for approval of our executive compensation, it will be adopted regardless of the vote cast by any other stockholder.

PROPOSAL NO. 3

FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

Starting in 2011, Section 14A of the Exchange Act, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, now require that at stockholder meetings at which directors are to be elected, certain public companies give their stockholders the opportunity to vote, on an advisory basis, on the frequency with which companies include in their meeting materials an advisory vote to approve, or not, the compensation of their NEOs.  As with the Say On Pay proposal, the Company is not currently subject to this requirement but has elected to submit such a proposal to its stockholders at the Annual Meeting.  Therefore, at the Annual Meeting stockholders may vote on whether they prefer that going forward the Company seek such an advisory vote on the compensation of its NEOs every one, two, or three years.

Our Board of Directors believes that an advisory vote on executive compensation that occurs every three years is the most appropriate choice for the Company, as a triennial vote complements the Company’s goal to create a compensation program that enhances long-term stockholder value.  As described in this Information Statement, our executive compensation program is designed to motivate executives to achieve both short-term and longer-term corporate goals that enhance stockholder value.  To facilitate the creation of long-term, sustainable stockholder value, certain of our compensation awards may be contingent upon successful completion of multi-year performance and service periods.  In such event, a triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with such longer-term compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Company and the Board of Directors would similarly benefit from this longer time period between advisory votes. Three years will give the Company sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Company to consider various factors that impact the Company’s financial performance, stockholder sentiments and executive pay on a longer-term basis. The Board of Directors believes anything less than a triennial vote may yield a short-term mindset and detract from the long-term interests and goals of the Company.

At the Annual Meeting stockholders will have the opportunity to cast their vote on the preferred voting frequency by selecting the option of holding an advisory vote on executive compensation: (1) “EVERY THREE YEARS,” (2) “EVERY TWO YEARS”, (3) “EACH YEAR,” or stockholders may “ABSTAIN.” The stockholder vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company or the Board of Directors. Our Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.  Since holders of approximately 51% of our voting stock have advised us that they intend to vote for a triennial say-on-pay, that frequency will be adopted regardless of the vote of any other stockholder.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF

EHRHARDT KEEFE STEINER & HOTTMAN P.C.

The Board of Directors has selected the accounting firm of EKSH to serve as our independent registered public accounting firm for the 2011 fiscal year. We are asking our stockholders to ratify the selection of EKSH as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EKSH to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice.

If our stockholders fail to ratify the selection, it will be considered as a direction to the Board to consider the selection of a different firm. The Board considers EKSH to be well qualified to serve as the independent auditors for the Company.  However, even if the selection is ratified, the Board of Directors in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.  To the Company’s knowledge, a representative from EKSH is not expected to be present at the Annual Meeting.

Fees Billed By Independent Accounting Firm

The aggregate fees billed to Nytis USA by EKSH for each of the last two fiscal years for professional fees are as follows:

Audit Fees.

EKSH billed Nytis USA aggregate fees for audit services in the amount of approximately $88,000 for the fiscal year ended December 31, 2010 and approximately $36,000 for the fiscal year ended December 31, 2009.  These amounts were billed for professional services that EKS&H provided for the audit of our annual financial statements and other services typically provided by an accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Tax Fees.

EKSH did not bill Nytis USA fees for tax compliance services for either the fiscal year ended December 31, 2009 or the fiscal year ended December 31, 2010.

PROPOSAL NO. 5:

RATIFICATION OF THE COMPANY’S 2011 STOCK INCENTIVE PLAN

The Board approved the Plan on July 19, 2011 and on October 21, 2011 approved an amendment to the Plan that allows the Plan to be administered by the Board or by the Compensation Committee of the Board.  The essential features of the plan are summarized below:

Purpose of the Incentive Plan

The purpose of the 2011 Stock Incentive Plan (the “Plan”) is to provide a means through which Carbon and its affiliates may attract able persons to serve as officers, directors or consultants or to enter the employ of the Company and its affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest, and whose present and potential contributions to the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Plan provides for granting Director Stock Awards to Non-Employee Directors and for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee, officer, director, or consultant as provided herein.

Effective Date

Upon stockholder approval, the Plan will become effective as of July 19, 2011 and will terminate on July 18, 2021, unless sooner terminated by the Board of Directors.

Stock Limits

The maximum number of shares of the Company’s common stock issuable under the Plan is 12,600,000.  Any stock that is the subject of an award under the Plan shall be counted against the limit as one share for every share issued.

In general, stock is counted against the limit only to the extent that it is actually issued.  Thus, stock which terminates by expiration, forfeiture, cancellation or otherwise is settled in cash in lieu of stock, or exchanged for awards not involving stock, shall again be available for grant.

The number and kind of stock that may be issued and other value determinations are subject to adjustment to reflect any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Company’s shares.  However, the Committee cannot make any adjustments that would cause an award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” under Code Section 409A.

Administration

Either the Board or the Compensation Committee may serve as the committee (the “Committee”) responsible for administering the Plan with the discretionary power to interpret the terms and intent of the Plan and any Plan-related documentation.  The Committee is also responsible for determining the eligibility for awards, the terms and conditions of awards, and the adoption of rules, regulations, forms, instruments, and guidelines pertaining to the Plan.  Determinations of the Committee made under the Plan are final and binding.  The Committee may delegate administrative duties and powers to the Chief Executive Officer including the right to grant awards to employees who are not directors or officers of the Company and to cancel or suspend awards to employees who are not directors or officers of the Company, subject to the requirements of Section 162(m) of the Code and Rule 16b-3 of the Exchange Act.  The Plan limits the discretion of the Committee in certain instances to avoid the creation of “deferred compensation” under, and to otherwise comply with, Code Section 409A.

Eligibility

Individuals eligible to receive awards under the Plan are employees and directors of the Company or of any affiliate of the Company, and consultants, agents and advisors who provide services to the Company and any affiliate of the Company, as selected by the Committee.

Options

The Committee may grant options under the Plan either alone or in addition to other awards granted under the Plan.  The exercise price for options cannot be less than the fair market value of the stock underlying such options on the date of grant, which shall be either (i) the average of the highest and lowest reported sales prices of shares in transactions reported on the established securities market (as such term is defined in Treasury Regulations Section 1.897-1(m)) on which the shares are readily tradable on the date of determination of fair market value, (ii) if no sales of shares are reported on such established securities market for that date, the comparable average sales price for the last previous day for which sales were reported on such established securities market or (iii) if the shares are not readily tradable on an established securities market, the value of a share for such date as established by the Committee using any other reasonable method of valuation.  The Plan explicitly prohibits the Committee from repricing options without obtaining stockholder approval.  The latest expiration date of an option cannot be later than the 10th anniversary of the date of grant.  The exercise price may be paid with cash or its equivalent, with previously acquired stock (in certain circumstances, that have been held at least six months), or by certain other means with the consent of the Committee.

Any option intended to qualify as an incentive stock option (“ISO”) under Section 422 of the Code: (i) shall only be granted to an employee, (ii) shall have an option price per share that is not less than 110% of the fair market value of such share on the date of grant, if such ISO is granted to a participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, (iii) shall have a maximum exercise period of no more than five years from the date of grant of such option, if such ISO is granted to a participant who owns more than 10% of the total combined voting power of all classes of stock of the company, (iv) shall not be transferrable other than by will or the laws of descent and distribution, and (v) shall only be exercisable by the participant or his or her guardian or legal representative during his or her lifetime (or within 18 months of the employee’s death if the employee died while employed by the Company). The maximum aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

Stock Appreciation Rights (“SAR”)

The Committee may grant SARs under the Plan either alone or in tandem with options or other awards.  Upon the exercise of a SAR, the holder will have the right to receive the excess of (i) the fair market value of one share on the date of exercise over (ii) the grant price of the SAR on the date of grant which will not be less than the fair market value of one share on the date of grant.  Upon the exercise of a SAR, the Committee will determine, in its sole discretion, whether payment will be made in cash, stock or other property, or any combination thereof.  Additionally, the following terms will be applicable to SARs granted under the Plan:

•                  Any SAR granted in tandem with an option may be granted at the same time as the related option is granted or at any time thereafter before exercise or expiration of the option.

•                  Any SAR granted in tandem with an option may be exercised only when the related option would be exercisable and the fair market value of the stock subject to the related option exceeds the option price at which stock can be acquired pursuant to the option.

•                  Any option related to a tandem SAR will no longer be exercisable to the extent the tandem SAR has been exercised.

Restricted Stock

The Committee may award restricted stock either alone or in addition to other awards under the Plan.  Restricted stock awards consist of stock that is granted to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied.  A holder of restricted stock is generally treated as a stockholder of the Company (subject to certain restrictions) and has the right to vote such stock and the right to receive distributions made with respect to such stock.  However, subject to compliance with Code Section 409A, the Committee may require that any dividends otherwise payable with respect to a restricted stock award shall not be paid currently but shall be accumulated until the applicable restricted stock has vested.

Phantom Stock Awards

The Committee may award phantom stock to participants under the Plan.  A Phantom Stock Award is the right to receive an amount equal to any appreciation or increase in the fair market value of shares over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the participant respecting any Phantom Stock Award. Following the end of the vesting period for a phantom stock award (or at such other time as the applicable phantom stock award agreement may provide), the holder of a phantom stock award shall be entitled to receive payment of an amount, not exceeding the maximum value of the phantom stock award, based on the then vested value of the award. Payment of a Phantom Stock Award may be made in cash, shares, or a combination thereof as determined by the Committee.

Performance Awards

Performance awards may be granted under the Plan, either alone or in addition to other awards granted under the Plan.  Performance awards will be earned only if the participant meets certain performance goals established by the Committee over a designated performance period established by the Committee.  Performance awards may be paid in cash, stock, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment.  The performance goals to be achieved for each performance period will be determined by the Committee and may be based upon the criteria described below the heading “Code Section 162(m) Provisions.”

Code Section 162(m) Provisions

If the Committee determines at the time restricted stock, a performance award or other stock unit award is granted to a participant who is, or is likely to be, at the end of the tax year in which the Company would claim a tax deduction in connection with such award, a covered employee (as such term is defined in Code Section 162(m)), then the Committee may provide that the following provisions are applicable to such award:

Performance Objectives.  Performance Awards will be subject to the achievement of one or more objective performance goals established by the Committee, which will be based on the attainment of specified levels of one or any combination of the following: (i) earnings per share, (ii) share price, (iii) consolidated net income, (iv) pre-tax profits, (v) earnings or net earnings, (vi) return on equity or assets, (vii) sales, (viii) cash flow from operating activities, (ix) return on invested capital, (x) other Company-specific growth or profit objectives as determined by the Committee, or (xi) any combination of the foregoing.

Additionally, the Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets, including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; or (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

Adjustments.

To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the number and kind of stock that may be issued, the number and kind of stock subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations are subject to adjustment by the Committee to reflect stock dividends, stock splits, reverse stock splits, and other corporate events or transactions.  The Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, consolidations, spin-offs and other corporate reorganizations.

Termination of Employment

The Committee will determine how each award will be treated following termination of the holder’s employment with, or service for, the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Treatment of Awards upon a Change of Control and Related Transactions

One or more awards may be subject to the terms and conditions set forth in a written agreement between the Company and a participant providing for different terms or provisions with respect to such awards upon a “Change of Control” of the Company (as that term may be defined in such written agreement).

Amendments

The Board of Directors may at any time alter, amend, suspend, or terminate the Plan, except that no amendment of the Plan will be made without stockholder approval if stockholder approval is required by applicable law or regulation. Stockholder approval is also generally required for any amendment that would: (i) increase the number of shares that may be the subject of awards; (ii) expand the types of awards available; or (iii) materially expand the class of persons eligible to participate, No amendment to an award previously granted may adversely affect the rights of any participant to whom such award was granted without such participant’s consent.

Transferability

Except as otherwise approved by the Committee, awards are not transferable.

Material Federal Income Tax Considerations

The following is a brief summary of the principal federal income tax consequences of awards under the Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Options.  In general, an optionee does not recognize taxable income upon the grant of an option. Upon the exercise of such an option, the optionee recognizes ordinary income to the extent the fair market value of the stock received upon exercise of the option on the date of exercise exceeds the exercise price. The capital gain or loss will be long-term if the shares have been held for more than one year prior to their sale.  The Company receives an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the option. The foregoing discussion does not address the tax treatment with respect to options that would qualify as “incentive stock options” under Section 422 of the Code, which historically have not been granted by the Company.

Restricted Stock.  A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, unless an election is made as described in the next paragraph, the participant recognizes ordinary income in the first taxable year in which his or her interest in the stock becomes either: (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the stock at the time the restrictions lapse less the cash, if any, paid for the stock.

A participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the stock) on the date of the award. Any such election must be filed with the Internal Revenue Service within 30 days of the date of grant. Future appreciation on the stock will be taxed as capital gains when the stock is sold. However, if after making such an election, the stock is forfeited, the participant will be unable to claim any loss deduction.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Other Awards.  In the case of an exercise of an SAR or an award of other phantom stock units or performance awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any stock received on the date of payment. In that taxable year, the Company would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Million Dollar Deduction Limit.  Pursuant to Section 162(m) of the Code, the Company may not deduct compensation of more than one million ($1,000,000) dollars that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or is among one of the three other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement or information statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. It is intended that awards under the Plan made to these employees in the form of options, performance-based restricted stock, performance awards, SARs, and cash payments under annual incentive awards will constitute qualified performance-based compensation and, as such, will be exempt from the one million ($1,000,000) dollar limitation on deductible compensation, but no assurance can be made in this regard.

Withholding Taxes.  Awards made to participants under the Plan may be subject to federal, state and local income tax and employment tax withholding obligations and the Company will comply with any requirements to withhold such taxes.

OTHER MATTERS

As of the date of this Information Statement, management does not know of any other matters that will come before the Annual Meeting.

ANNUAL REPORT AND ADDITIONAL INFORMATION

Annual Report

Included with this Information Statement is Nytis USA’s Form 10 Disclosure from the Company’s amended current report on Form 8-K/A filed with the SEC on September 21, 2011.  Pursuant to applicable accounting rules, Nytis USA was treated as the accounting acquirer in the Merger and its Form 10 Disclosure contains the disclosure that would be included in an annual report to stockholders.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov.  Our amended current report on Form 8-K/A containing the disclosure for the year ended December 31, 2010, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: Corporate Secretary, Carbon Natural Gas Company, 1700 Broadway, Suite 1170, Denver, Colorado  80290; tel: (720) 407-7043.

Delivery Of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate

Secretary, Carbon Natural Gas Company, 1700 Broadway, Suite 1170, Denver, Colorado  80290; tel: (720) 407-7043.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

A copy of our amended current report on Form 8-K/A containing the disclosure for the year ended December 31, 2010, as well as the other Meeting Materials, will be provided, without charge, to any person to whom this Information Statement is delivered upon written or oral request of such person and by first class mail or other equally prompt means within three business days of such request.

STOCKHOLDER PROPOSALS

Carbon Natural Gas Company expects to hold its next annual meeting of stockholders in June 2012.  Proposals from stockholders intending to be presented at the next Annual Meeting of stockholders should be addressed to Carbon Natural Gas Company, Attention: Corporate Secretary, 1700 Broadway, Suite 1170, Denver, Colorado  80290 and we must receive the proposals by February 14, 2012.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After February 14, 2012, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

BY ORDER OF THE BOARD OF DIRECTORS:

CARBON NATURAL GAS COMPANY

Patrick R. McDonald, Chairman, Chief Executive Officer and President